Exhibit 10.1

                    SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT

                                     between

                            Akzo Nobel Chemicals B.V.
                         BV Licht en Kracht Maatschappij
                                W.R. Grace & Co.
                             SmithKline Beecham Plc.
                             SmithKlineBeecham Corp.
                      Pfizer International Holdings Limited
                             The Generics Group A.G.
                             Inter Ikea Finance S.A.
                                S.R. One Limited
                                GSE Systems Inc.
                          Technische Universiteit Delft
                 Technische Universiteit Eindhoven Holding B.V.
                         Holding Technopolis Twente B.V.
                             Alpinvest Holding N.V.
                              Eastman Chemical B.V.
                       Corporate Opportunities Fund, L.P.
                 Corporate Opportunities Fund (Institutional), L.P.
            Cazenove New Europe Access Fund No.1 Limited Partnership
            Cazenove New Europe Access Fund No.2 Limited Partnership
                              EDB Ventures Pte Ltd
            MVM International Life Sciences No 1 Limited Partnership
                UK Medical Ventures Fund No 1 Limited Partnership
                                  as Investors,

                                       and

                           Avantium International B.V.
                                 as the Company,

                                       and

                                Mr. Ian Maxwell,
                                Mr. Graeme Purdy,
                               Mr. Rene de Witte,
                                 as the Managers

                     ----------------------------------------------
                                   NautaDutilh
                                    Amsterdam

Place:
Date:


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TABLE OF CONTENTS

Article  Contents                                                         Page

1.       INTERPRETATION
         1.1      Definitions                                               7
         1.2      Interpretation                                            7
         1.3      Exhibits and Annexes                                      8

2.       INVESTMENT
         2.1      Issue and Conversion to Series B Investors                8
         2.2      Issue of Tranches 1 and 2 to Series C Investors           9
         2.3      Subscription                                             10
         2.4      Notarial Deed of Issue                                   10
         2.5      Use of proceeds                                          10
         2.6      Articles of Association                                  11

3.       CONDITIONS
         3.1      Conditions precedent to Completion                       11
         3.2      Condition precedent to First Closing                     12
         3.3      Conditions precedent to Second Closing                   12

4.       COMPLETION AND CLOSING
         4.1      Completion                                               14
         4.2      Actions Completion                                       14
         4.3      Documents Completion                                     14
         4.4      First Closing                                            15
         4.5      Second Closing                                           15
         4.6      Documents Second Closing                                 16

5.       MANAGEMENT
         5.1      Management Board                                         16
         5.2      Duties                                                   16
         5.3      Restrictions                                             16
         5.4      Compliance                                               17

6.       SUPERVISION
         6.1      Supervisory Board                                        17
         6.2      Duties                                                   18
         6.3      Observer Seats                                           18
         6.4      Remuneration Committee                                   19

7.       VOTING AGREEMENT                                                  19

8.       REPORTING                                                         19

9.       TRANSFER OF SHARES
         9.1      Take-along                                               21
         9.2      Drag-along                                               23
         9.3      Transfer of shares: blocking clause                      23
         9.4      Permitted Transfers                                      24
         9.5      Anti-dilution provision                                  25

10.      REGISTRATION RIGHTS                                               25

11.      CONVERSION                                                        25

12.      EXPENSES                                                          26

13.      REPRESENTATIONS AND WARRANTIES
         13.1     Warranties                                               26
         13.2     Warranties by the Company                                27
         13.3     Compensation                                             28
         13.4     Limitations to liability                                 28

14.      CONFIDENTIALITY                                                   29

15.      SECURITIES ACT                                                    29

16.      MISCELLANEOUS
         16.1     Further action                                           30
         16.2     Amendment                                                30
         16.3     Costs                                                    30
         16.4     No implied waiver                                        30
         16.5     No rescission                                            30
         16.6     Severability                                             31
         16.7     Notice                                                   31
         16.8     Assignment or Encumbrance                                36
         16.9     Termination                                              36
         16.10    Miscellaneous                                            37
         16.11    Governing law                                            37
         16.12    Disputes                                                 37


Exhibits:
I        List of defined terms and expressions                             42

Annexes:
A        First Closing - Series B
B        First Closing - Series C
C        Second Closing - Series C
D        Notarial deeds of Issue Tranche 1
E        Articles of Association
F        Overview Shareholdings
G        Budget 2001 and 2002
H        Notarial deed of Issue Tranche 2
I        Anti-dilution calculation example
J        Notification form
K        Company's Stock Option Plan
L        Representations and Warranties
M        Disclosure Letter

                    SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT

THE UNDERSIGNED:

1. Akzo Nobel Chemicals B.V., a private company with limited liability organised under the laws of The Netherlands, whose corporate seat is at Stationsplein 4, 3818 LE Amersfoort, the Netherlands;

2. Shell Chemicals (as BV Licht en Kracht Maatschappij), a company organised under the laws of The Netherlands, whose corporate seat is at Carel van Bylandtlaan 30, 2596 HR The Hague;

3. W.R. Grace & Co. (Conn.), a company organised under the laws of the United States of America, whose corporate seat is at 7500 Grace Drive, Columbia, Maryland 21044, USA;

4. GlaxoSmithKline, through (i) SmithKline Beecham Plc., a company organised under the laws of the United Kingdom, whose corporate seat is at New Horizons Court, Brentford, Middlesex TW8 9EP, United Kingdom, and through
     (ii) SmithKline Beecham Corporation, a corporation existing under the laws of the Commonwealth of Pennsylvania, with office address at One Franklin
     Plaza,  P.O.  Box 7929,  Philadelphia,  PA,  19101-7929,  United  States of
     America;

5. Pfizer International Holdings Limited, a company organised under the laws of Ireland, having its corporate seat at La Touche House, International Financial Services Centre, Dublin 1, Ireland;

6. The Generics Group A.G., a company organised under the laws of Switzerland, whose corporate seat is at Bodmerstrasse 7, CH-8002, Zurich;

7. Inter Ikea Finance SA, a company organised under the laws of Luxembourg, whose corporate seat is at Val Ste Croix 223 L - 1371, Luxembourg;

8. S.R. One Limited, a limited liability company organised under the laws of Pennsylvania, the United States of America, having its registered office at One Franklin Plaza, 200 North 16th Street, Philadalphia, Pennsylvania, 19102, United States of America and with an office at Four Tower Bridge, 200 Barr Harbor Drive, Suite 250, West Conshohocken, PA 19428;

9. GSE Systems Inc., a corporation existing under the laws of the state of Delaware, USA, whose corporate seat is at 9189 Red Branch Road, Columbia, 21045 Maryland, United States of America;

10. Technische Universiteit Delft, a university organised under the laws of The Netherlands, whose corporate seat is at Julianalaan 134, 2628 BL Delft;

11. Technische Universiteit Eindhoven Holding B.V., a company organised under the laws of The Netherlands, whose corporate seat is at Den Dolech 2, HG 1.03, 5612 AZ Eindhoven;

12. Holding Technopolis Twente B.V., a company organised under the laws of the Netherlands, whose corporate seat is at Dienerlolaan 5, 7522 NB Enschede;

13. Alpinvest Holding N.V., a company organised under the laws of the Netherlands, whose corporate seat is at Jachthavenweg 118, 1081 KJ Amsterdam;

14.  Eastman  Chemical  B.V.,  a  company   organised  under  the  laws  of  The
     Netherlands, whose corporate seat is at Tobias Asserlaan 5, 2517 KC The Hague;

15. Corporate Opportunities Fund, L.P., a limited partnership organised under the laws of the State of Delaware, whose corporate seat is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801 United States of America;

16. Corporate Opportunities Fund (Institutional), L.P., a limited partnership organised under the laws of the State of Delaware, whose corporate seat is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801 United States of America;

17. Cazenove New Europe Access Fund No.1 Limited Partnership, a limited partnership organised under the laws of England and Wales, whose corporate seat is at 12 Tokenhouse Yard, London ("Cazenove No.1");

18. Cazenove New Europe Access Fund No.2 Limited Partnership, a limited partnership organised under the laws of England and Wales, whose corporate seat is at 12 Tokenhouse Yard, London ("Cazenove No.2");

19. EDB Ventures Pte Ltd, a company organised under the laws of Singapore, whose corporate seat is at 250 North Bridge Road, #27-04 Raffles City Tower, Singapore 179101 ("EDB");

20. UK Medical Ventures Fund No 1 Limited Partnership, a limited partnership managed by MVM Limited and organised under the laws of England and Wales, whose corporate seat is at 6 Henrietta Street, London WC2E 8PU ("UK Medical Ventures");

21. MVM International Life Sciences No 1 Limited Partnership, a limited partnership managed by MVM Limited and organised under the laws of England and Wales, whose corporate seat is at 6 Henrietta Street, London WC2E 8PU ("MVM International");

hereinafter referred to as "the Investors";

22. Avantium International B.V., a private company with limited liability organised under the laws of The Netherlands, whose corporate seat is at Zekeringstraat 29, 1014 BV Amsterdam,

hereinafter referred to as "the Company";

23.  Mr. Ian Maxwell, Mr. Graeme Purdy and Mr. Rene de Witte,

hereinafter referred to as "the Managers";

WHEREAS:

1. The Company was incorporated by B.V. Licht en Kracht Maatschappij on January 28, 2000, in order to develop high-speed experimentation and simulation technologies, also referred to as HSE & S, for application in new product and process development in the pharmaceutical, petrochemical and fine chemical, bio technology, energy and polymers industries (the "Business");

2. After the incorporation of the Company, the Series A Investors subscribed for Ordinary Shares and Series A Shares in the Company and are presently party to the Subscription and Shareholders' Agreement dated 24 February 2000, as amended (the "First Round Shareholders Agreement");

3. The Series B Investors have now agreed to convert EUR 11,000,000, plus the agreed interest (being the Euribor rate for 6 months deposits in Euro at the signing date of the Convertible Loan Agreement (dated 22 March 2001): i.e. the margin of 4% per year, as mentioned in article 3.1 of the Convertible Loan Agreement, has been waived by the Series B Investors), pursuant to the Convertible Loan Agreement, into Series B Shares in the Company;

4. The Series C Investors have agreed to subscribe for EUR 11,000,000 Series C Shares in the Company (Tranche 1), and, subject to the fulfilment of certain conditions, to subscribe for EUR 9,000,000 Series C Shares in the Company (Tranche 2)(the conversion by the Series B Investors and the investment by the Series C Investors will collectively be referred to as the "Investment"):

5. Each of the Parties has obtained any and all necessary approvals and permits for the transactions and agreements contemplated hereby;

6. The Parties hereto wish to have their mutual relations and their respective rights and obligations in respect of their investment and their resulting shareholdings in the Company to be governed by the provisions of this Agreement and the Articles of Association of the Company.

NOW HEREBY AGREE AS FOLLOWS:
---------------------------

ARTICLE 1  -  INTERPRETATION

1.1      Definitions

The parties to this agreement are collectively referred to as the "Parties", and each of them as a "Party"; The Parties under 1 through 13 above are collectively referred to as the "Series A Investors"; The Parties under 6, 8, 13, 14, 15 and 16 above are collectively referred to as the "Series B Investors"; The Parties under 5, 8, 15, 16, 17, 18, 19, 20 and 21 above are collectively referred to as the "Series C Investors".

The capitalised terms and expressions used and not otherwise defined in this Agreement shall have the meanings given to them in Exhibit I.

1.2      Interpretation

          (a) No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision.

          (b) Words denoting the singular shall include the plural and vice versa. Words denoting one gender shall include another gender.

          (c) English language words used in this Agreement intend to describe Dutch legal concepts only and the consequences of the use of those words in English law or any other foreign law shall be disregarded.

          (d) This Agreement has been drawn up in English. In the event of any discrepancy between the English text of this Agreement and any translation thereof, the English language version shall prevail. The English language version shall also prevail for interpretation purposes.

          (e) References to any Netherlands legal concept shall, in respect of any jurisdiction other than The Netherlands, be deemed to include that which in that jurisdiction most closely approximates The Netherlands legal concept.

          (f) The words "include", "included" or "including" are used to indicate that the matters listed are not a complete enumeration of all matters covered.

          (g) The titles and headings in this Agreement are for construction purposes as well as for reference.

1.3      Exhibits and Annexes

Any Exhibit and Annex referred to in this Agreement forms an integral and inseparable part of this Agreement.

ARTICLE 2 - INVESTMENT

2.1      Issue and Conversion to Series B Investors

The Company shall issue to each of the Series B Investors appearing in column 2 of Annex A the number of Series B Shares as set forth against that Series B Investor's name in column 1 of Annex A (the "Series B Investor Shares") in consideration for each of the Series B Investors converting its relative share in the Convertible Loan Agreement as set forth in column 3 of Annex A representing full payment by each of the Series B Investors of EUR 2.10 per Series B Share (the "B price"), consisting of a par value of EUR 1 and a surplus ("agio") of EUR 1.10 per Series B Share, with each of the Series B Investors investing the total amount as set forth against that Series B Investor's name in column 3 of Annex A. Upon the issuance of the Series B Shares to the Series B Investors becoming effective, the set off provided in Article 4.4 shall take place and the Convertible Loan Agreement shall terminate and no rights and obligations of any party thereto shall survive such termination. The Series B Investors hereby confirm that as a result of the termination of the Convertible Loan Agreement, all security rights and collateral vested in connection therewith, as well as the relevant security agreements themselves, shall automatically terminate, as a result of which all shares and intellectual property rights in the Company will be free of any encumbrance, lien or charges. The Parties agree to cancel, as a result of such termination, all relevant registrations of such collateral, amongst others, of the intellectual property rights, and furthermore agree that (apart from the agreed conversion of interest) no rights to interest or of conversion of interest into Shares under the Convertible Loan Agreement will survive such termination.

2.2      Issue of Tranches 1 and 2 to Series C Investors
---      -----------------------------------------------

Effective as of First Closing, the Company will issue to each of the Series C Investors appearing in column 2 of Annex B the number of Series C Shares as set forth against that Series C Investor's name in column 1 of Annex B ("Tranche 1 Series C Shares") in consideration for the payment by such Series C Investors of EUR 3 per Series C Share, consisting of a par value of EUR 1 and a surplus ("agio") of EUR 2 per Series C Share, with each of the Series C Investors investing the total amount as set forth against that Series C Investor's name in column 3 of Annex B.

At the earlier of (i) the Conditions Precedent listed in Article 3.3 having been met or (ii) a majority of the Series C Investors having so resolved (such date: the "Second Closing"), the Company will issue to each of the Series C Investors appearing in column 2 of Annex C the number of Series C Shares as set forth against that Series C Investor's name in column 1 of Annex C ("Tranche 2 Series C Shares") in consideration for the payment by such Series C Investors of EUR 3 per Series C Share, consisting of a par value of EUR 1 and a surplus ("agio") of EUR 2 per Series C Share, with each of the Series C Investors investing the total amount as set forth against that Series C Investor's name in column 3 of Annex C. In this Agreement, a majority of the Series C Investors shall mean a simple majority of more than 50% in terms of nominal shareholdings of all issued and outstanding Series C Shares at that moment.

By signing this Agreement, each Shareholder will be deemed to have waived all of its pre-emption rights with respect to the issue of the Tranche 1 Series C Shares, the Tranche 2 Series C Shares and the issue of any bonus-Shares pursuant to Article 9.5 hereof. The Parties agree that the share-premium reserve of the Company shall only be used for the issue of bonus shares, unless otherwise resolved by the general meeting of Shareholders, which must include the consent of a majority of the Series C Investors.

Only if the share-premium reserve of the Company appears to be insufficient for an issue of (all or any) bonus shares pursuant to Article 9.5 or if the Company is not able to use the share-premium reserve for whatever reason, the Parties agree that they will use their best endeavours (including voting) to issue bonus shares to the Series B Investors and the Series C Investors to reduce the dilutive effect on a full basis, by issuing bonus shares having a nominal value of EUR 0.01, but in all other respects having all rights that the Series B Shares and the Series C Shares with a nominal value of EUR 1.00 have (including, but not limited to, voting, rights on a return of capital and dividends).

2.3      Subscription

The Series B Investors and the Series C Investors hereby agree to subscribe for the Series B Shares referred to in Article 2.1 and for the Series C Shares referred to in Article 2.2 respectively, all subject to the terms and conditions of this Agreement. Each of the Series C Investors agrees to procure that as soon as possible after Completion, it shall have made the payment in cash payable by it to the Company as contribution to the Tranche 1 Series C Shares into account number 55.72.97.133 with ABN AMRO Bank (address: Coolsingel 119 Rotterdam, The Netherlands) in the name of Derdengelden Notariaat Loyens & Loeff ("kwaliteitsrekening"), SWIFT Code ABNANL2R (Intl Bank Account Number (IBAN):
NL62 ABNA 055.72.97.133), with reference Avantium/991200183. The notary will re-transfer the payments of the Series C Investors (plus any accrued interests) to each of them, if the First Closing does not occur within 21 days after Completion, and the Series B Investors will then reconsider whether to proceed with the conversion of the Series B Shares as set forth in Article 2.1.

2.4      Notarial Deed of Issue

The Series B Investor Shares and the Tranche 1 Series C Shares will be issued to each of the Series B Investors and the Series C Investors pursuant to a notarial deed in the form attached hereto as Annex D, which will be executed at First Closing by one of the civil law notaries of Loyens & Loeff in Amsterdam, The Netherlands. As provided by this notarial deed, the issue will be subject to the amendment of the articles of association of the Company, in accordance with Annex E hereto.

2.5      Use of proceeds

The Company will use the proceeds of the transactions contemplated herein for general working capital requirements, including the continued development of its technology platform and the related hardware and software components. In addition hereto, the Company intends to expand and accelerate its discovery program and expand its sales and marketing force.

2.6      Articles of Association

The legal relationship ("rechtsverhouding") between the Shareholders and the Company shall be governed by this Agreement and the Articles of Association. The Parties agree that this Agreement will supersede the First Round Shareholders Agreement and any other shareholders agreement with respect to the Company - if any -, upon the actions referred to in Article 4.2 having been effected at Completion, and that as from such moment the First Round Shareholders Agreement, and/or such other agreement, shall terminate, and, to the extent applicable, the Parties hereby waive all rights they may have under the First Round Shareholders Agreement, and/or such other agreement, as of that moment. In case of any conflict between the terms of the Articles of Association and this Agreement, the provisions of this Agreement shall prevail, subject to mandatory law. The Parties hereby undertake to comply with the Articles of Association and this Agreement as from the moment that the actions referred to in Article 4.2 have been effected at Completion and from that date to act as if the Series B Investors and the Series C Investors were Shareholders. The Parties agree that no board- and/or shareholders' resolutions will be taken after Completion and before First Closing without the prior written consent of a majority of the Series B Investors and a majority of the Series C Investors (such majority to be determined as if First Closing had already occurred, and as such as if the Series B Investors and the Series C Investors already were holding the Shares set out in Annexes A and B to this Agreement).

ARTICLE 3  -  CONDITIONS

3.1      Conditions Precedent to Completion

The obligations of the Parties to proceed with the transactions contemplated by this Agreement at Completion shall be subject to the satisfaction or to the waiver on or prior to Completion of each of the following conditions (the signing of this Agreement by the Parties expresses their confirmation that all conditions have been satisfied or waived):

(a) completion by the Series C Investors of their legal and commercial due diligence investigation of the Company with results satisfactory to the Series C Investors;

(b) agreement by the Series C Investors on the Budget 2002 of the Company, as prepared by the Management Board;

(c) completion of documentation acceptable to the Series B Investors and the Series C Investors;

(d) no material adverse change, as determined by a simple majority by votes of the Series B Investors and by a simple majority of the Series C Investors, has occurred with respect to the Company or the financial markets between 5 November 2001 and Completion;

(e) all board resolutions and shareholders' approval including resolutions of the Company having been obtained;

(f)  approval by each of the Series C Investors respective governing bodies;

(g)  agreement on the Dutch version of the Articles of Association.

Conditions (a), (b) and (f) are for the benefit of the Series C Investors and conditions (a) and (b) may be waived (either in whole or in part) by a majority (in terms of nominal shareholdings in the Company, based on the respective shareholdings as they will be after the issue of the Tranche 1 Series C Shares, as reflected in Annex F, of the Series C Investors, and condition (f) by the relevant Series C Investor, at any time, by giving notice to the other Parties.

Conditions (c), (d), (e) and (g) are for the benefit of the Series B Investors and the Series C Investors and may be waived (either in whole or in part) by a majority (in terms of nominal shareholdings in the Company, based on the respective shareholdings as they will be after the issue of the Series B Investor Shares and the Tranche 1 Series C Shares, as reflected in Annex F) of the Series B Investors and the Series C Investors, at any time, by giving notice to the other Parties.

3.2      Condition Precedent to First Closing

The obligations of the Parties to proceed with the transactions contemplated by this Agreement at the date of First Closing shall be subject to: (i) obtaining the necessary statement from the Dutch Ministry of Justice with respect to the Articles of
         Association;
(ii) the entering into a registration rights agreement;
(iii)the Parties having complied with the last two sentences of Article 2.6 hereof;
(iv) all (and not some only) Series C Investors have fully fulfilled their payment obligations by a transfer of the amounts mentioned in Annex B to this Agreement into the third parties bank account of Loyens & Loeff, the details of which are set out in Article 4.5 sub (b) hereof.

3.3      Conditions Precedent to Second Closing

The obligations of the Parties to proceed with the transactions contemplated by this Agreement at the date of Second Closing or on any earlier date, should the majority of the Series C Investors so decide, shall be subject to the satisfaction, as determined by a majority of the Series C Investors, or to the waiver by a majority of the Series C Investors on or prior to the Date of Second Closing of each of the following conditions:

(a) the Company will have provided the results for the end of the second quarter of 2002 to the Series C Investors on a basis consistent with the basis employed in the Company's accounts for each of the 3 (three) preceding financial periods without any change in the accounting policies used;

(b) the Company having achieved EUR 8,771,200 in revenues between 1 October 2001 and 30 June 2002, being 80% of the cumulative projected revenues for that period (based on the revenues as mentioned in the Budgets for the years 2001 and 2002 and on a basis consistent with the basis employed in the Company's accounts for each of the 3 (three) preceding financial periods without any change in the accounting policies used). The Budgets for the years 2001 and 2002 are attached hereto as Annex G;

(c) no material adverse change, as determined by a majority of the Series C Investors, has occurred with respect to the Company between Completion and the date of Second Closing. Each of the Warrantors undertakes to provide the Series C Investors with all relevant information which may be reasonably required for them to establish whether a material adverse change (for the purposes hereof) has occurred.

Upon fulfilment or waiver of the conditions set forth herein, the Series C Investors shall, by way of notification in the form as attached hereto as Annex J, notify the notary in writing that all the relevant conditions have been fulfilled to proceed with the Second Closing. The sending of such notification by a majority of such Shareholders to the notary will be deemed to be an explicit instruction from all the Series C Investors to proceed with Second Closing.

Each of the Series C Investors as well as the Company herewith grants an irrevocable power of attorney to each (deputy) civil-law notary of Loyens & Loeff, Amsterdam office and/or each attorney in fact or (deputy)) civil law notary of Allen & Overy, Amsterdam office to appear before one of the notary's of Loyens & Loeff and sign the notarial deed of issue of the Tranche 2 Series C Shares with due observance of the following conditions:
(i) Series C Investorsrepresenting more than 50% of the then issued and outstanding Series C Shares have signed and delivered to the notary the notification as mentioned in Article 3.3 and attached hereto as Annex J;
(ii) all (and not some only) Series C Investors have fully fulfilled their payment obligations by a transfer of the amounts mentioned in Annex C into the third parties bank account of Loyens & Loeff as mentioned in Article
     4.5 sub (b).

For the avoidance of doubt, the Series C Investors and the Company acknowledge that the powers of attorney granted herewith cannot be revoked or ended and that the powers of attorney become effective automatically as per the moment the above mentioned conditions (i) and (ii) have been fulfilled.

The fulfillment of the above conditions and the execution of the notarial deed of issue of the Tranche 2 Series C Shares shall deem an instruction to the notary of Loyens & Loeff to transfer the amounts paid by the Series C Investors to the bank account in the name of the Company as mentioned in Article 4.5 (c).

ARTICLE 4 - COMPLETION AND CLOSING

4.1      Completion

Subject to the provisions of Article 3.1, completion shall take place on 22 January 2002 or at such other date as Parties have agreed upon ("Completion") at the offices of Loyens & Loeff in Amsterdam, The Netherlands, or at such other place as shall be agreed between the Parties.

4.2      Actions Completion

At Completion, the Parties shall execute the documents as hereinafter described in Article 4.3.

4.3      Documents Completion

At Completion, all of the following documents shall be executed:

(a)      this Agreement;

(b) a resolution of the existing shareholders of the Company resolving to amend the articles of association of the Company in accordance with Annex E hereto and to issue Series B Investor Shares to the Series B Investors and Tranche 1 Series C Shares to the Series C Investors, subject to the Articles of Association becoming effective, and the Tranche 2 Series C Shares to the Series C Investors subject to the conditions set forth in Article 3.3 becoming satisfied and/or waived;

(c)      resignation letters of the resigning members of the Supervisory
         Board as well as a resolution of the Shareholders granting discharge to such persons and appointing the new members of the Supervisory Board in accordance with Article 6.1 hereof, all of the foregoing as per the date of First Closing.

4.4      First Closing

At First Closing, the notarial deeds of issue of the Series B Investor Shares and the Tranche 1 Series C Shares referred to in Article 2.4 shall be executed by one of the civil law notaries of Loyens & Loeff in Amsterdam, the Netherlands. Subsequently, the deed of amendment of the articles of association of the Company shall be executed by one of the civil law notaries of Loyens & Loeff in Amsterdam, the Netherlands, for the purpose of amending the articles of association in accordance with Annex E hereto.

Immediately upon the execution of this deed of amendment, the issue of the Series B Investor Shares and the Tranche 1 Series C Shares shall become unconditional and such issue shall be fully effected. Immediately after such issue having become unconditional, the Series C Shareholders will be deemed to have instructed Derdengelden Notariaat Loyens & Loeff ("kwaliteitsrekening") to transfer the amounts of cash as referred to in Article 2.3 to the Company's bank account number 66.83.93.858 with ING Bank N.V. in Amsterdam. The obligation of the Series B Investors to pay up the Series B Investor Shares shall be set off against their rights under the Convertible Loan Agreement as set forth in
Article 2 hereof.

4.5      Second Closing

As soon as the notary has received the required notifications mentioned in
Article 3.3, or at any earlier date as resolved by a majority of the Series C Investors, the Company and the Series C Investors shall establish a date, which shall be as early as possible but ultimately within 5 working days after the last payment due from the Series C Investors has been received by the notary (as described in Article 3.3), for the Second Closing, which shall take place at the offices of Loyens & Loeff in Amsterdam, The Netherlands or at such other place as shall be agreed between the Company and the Series C Investors.

At Second Closing, the following actions shall be effected and all Parties shall fully co-operate to effect these actions:

(a) the Parties shall execute the document as hereinafter described in Article 4.6;

(b) prior to the date of Second Closing, each of the Series C Investors shall have made payment in cash payable by it to the Company as contribution to the Tranche 2 Series C Shares into account number 55.72.97.133 with ABN Amro Bank (address: Coolsingel 119 Rotterdam, The Netherlands) in the name of Derdengelden Notariaat Loyens & Loeff ("kwaliteitsrekening"), SWIFT Code ABNANL2R (Intl Bank Account Number (IBAN): NL62 ABNA 055.72.97.133), with reference Avantium/991200183.

(c) immediately after the execution of the deed of issue of the Tranche 2 Series C Shares, the Series C Investors shall be deemed to have instructed Derdengelden Notariaat Loyens & Loeff ("kwaliteitsrekening") to forthwith transfer the amounts of cash as referred to in Article 4.5 (b) on the Second Closing Date to the Company's bank account number 66.83.93.858 with ING Bank N.V. in Amsterdam.

4.6      Documents Second Closing

At Second Closing, the notarial deed of issue of Shares shall be executed, by which the Tranche 2 Series C Shares are issued to the Series C Investors, such deed in the form as attached hereto as Annex H.

ARTICLE 5 - MANAGEMENT

5.1      Management Board

The Company shall have a Management Board composed of one or more managing directors who shall be appointed, suspended and dismissed by the General Meeting and may be suspended by the Supervisory Board.

5.2      Duties

The Management Board shall be charged with the management of the business and affairs, the administration and the representation of the Company, subject to the restrictions as set forth in this Agreement and the Articles of Association.

5.3      Restrictions

Without prejudice to any applicable provisions of Netherlands law and Articles
19.1 and 35.2 of the Articles of Association, the Management Board or any other competent body of the Company shall require the prior written consent of a resolution taken by a Joint B and C Meeting adopted with a majority representing at least 55% (fifty-five percent) of the votes cast on all issued and outstanding Series B Shares and Series C Shares (the "Investor Majority") in respect of each of the matters listed below:

(a) take any action or permit any action to be taken to effect or which would effect a Liquidation Event;

(b) appoint any committee of the Supervisory Board and establish its terms of reference including the delegation by the Supervisory Board of any of its powers to any Supervisory Board committee;

(c) approve any terms and conditions of an IPO (other than a Qualified IPO) of the Shares;

(d) grant any registration rights to any person (other than pursuant to the terms of this Agreement or the Registration Rights Agreement).

5.4      Compliance

The Management Board members hereby undertake towards the Shareholders to comply
- to the extent permitted under Netherlands law - with the Articles of Association and the provisions of this Agreement, for avoidance of doubt, including but not limited to Article 2.6 hereof.

ARTICLE 6 - SUPERVISION

6.1      Supervisory Board

The Company shall have a Supervisory Board composed of 7 (seven) supervisory directors for which the holders of Preferred Shares shall be entitled to make binding nominations in accordance with Article 21 of the Articles of Association.

Out of the binding nominations for members of the Supervisory Board by the Series A Investors not more than one shall be a representative of the Strategic Investors, unless otherwise approved on a case by case basis by an Investor Majority. No restrictions on the binding nominations apply for the Series B Investors and the Series C Investors.

The Supervisory Board shall as of First Closing consist of:
(a)      Elaine Jones (B/C);
(b)      David Reinhoudt (A);
(c)      Jerry Feldman (A);
(d)      Erik Thyssen (A);
(e)      Jim Gale (B/C);
(f)      Paul Triniman (B/C);
(g)      Independent member, to be nominated (by A/B/C).

Each of the Shareholders hereby declares to accept the Supervisory Board members as nominated by the group of Shareholders entitled to nominate a Supervisory Board member in accordance with this Agreement and the Articles of Association, and shall vote in favour of the resolution to appoint the first person on the list of preferred nominees. Likewise, each of the Shareholders hereby declares:
(i) to accept the proposal by a group of Shareholders pursuant to whose binding nomination a particular Supervisory Board member has been appointed, to dismiss or suspend the Supervisory Board member; and
(ii) that it shall vote in favour of such proposal to dismiss or suspend such Supervisory Board member.

6.2      Duties

The Supervisory Board shall be charged with the supervision of the policies pursued by the Management Board and the general course of affairs of and business enterprise conducted by the Company. The Supervisory Board shall also assist the Management Board by providing advice. In carrying out their duties, the members of the Supervisory Board shall be guided by the best interests of the Company and the business enterprise connected thereto.

6.3      Observer Seats

Each of the Strategic Investors, each of the University Investors, each of the Financial Investors and each of the New Investors (as defined in the Definitions for the purposes of this Article 6.3) shall be entitled to appoint one person, which shall be reasonably acceptable to the members of the Supervisory Board, to attend all meetings of the Supervisory Board as an observer, unless such Strategic Investor, University Investor, Financial Investor or New Investor already has a representative in the Supervisory Board, and unless the Supervisory Board has reasonably resolved that for a specific meeting observers should not be allowed, and any person so appointed (an "Observer") shall be given (at the same time as the directors) notice of such meetings and agendas, minutes and other papers relating to such meetings. The Company and the Shareholders shall use their best efforts to realise that the Observers will actually be able to participate in the meetings as set forth in this Article 6.3.

Notwithstanding the foregoing, each MVM Partnership shall have the right to appoint and remove a representative to attend as an Observer each and every meeting of the Supervisory Board of the Company, and also to meetings of each and every committee thereof, unless the chairman of the committee concerned reports about the discussions in such committee during the next Supervisory Board meeting. Such right shall belong solely to and be exercised exclusively by the MVM Partnership for its own benefit and for its own account. The appointment and removal of such a representative shall be by written notice from the MVM Partnership to the Company and shall take effect on delivery at the Company's registered office or at any meeting of the Supervisory Board.

6.4      Remuneration Committee

The Supervisory Board shall create a remuneration committee (the "Remuneration Committee") which shall consist of at least 2 (two) members, at least one of whom shall be a member of the Supervisory Board who is nominated by the holders of the Series B Shares and the holders of the Series C Shares. The Remuneration Committee shall be responsible for establishing and reviewing the compensation policies applicable to the employees of the Company earning more than EUR 75,000 annually, as well as recommending the number of options to be granted.

ARTICLE 7 - Voting Agreement

The Shareholders agree and commit themselves to cast their votes in the General Meeting and to apply their voting power in the Company in accordance with the provisions of this Agreement and the Articles of Association, and more specifically in such a way that the Company will observe such provisions.

ARTICLE 8 - REPORTING

The Management Board shall:

(a) keep books of account and therein make true and complete entries of all its dealings and transactions of and in relation to the Business (such books of account and all other records and documents relating to the business affairs of the Company shall be open to inspection by each of the Shareholders during normal business hours and on 2 (two) working days' prior notice;

(b) provide each member of the Supervisory Board (including Observers) within 15 (fifteen) days from the end of each calendar month in writing with management accounts for such month, the format of these accounts to be in a form acceptable to the Shareholders (and such accounts to include a balance sheet, a profit and loss account and a cash flow statement of the prior month and an estimate of the coming months);

(c) provide each Shareholder within 30 (thirty) days from the end of each quarter with a management report, containing information on, inter alia, commercial, technical, sales and marketing progress, new and potential customers and sales-pipeline;

(d) provide each Shareholder as soon as the same are available (and in any event within 3 (three) months after the end of each financial year) with the audited annual accounts of the Company and a cash flow statement of the Company for that financial year, each such audited accounts to be accompanied by an unqualified declaration ("verklaring") of the external auditor as meant in article 2:393(5) of The Netherlands Civil Code, or in the case of any future subsidiaries established outside The Netherlands, a comparable unqualified declaration of an external auditor in the respective jurisdictions where any such subsidiary is established, or if such unqualified declaration can not be obtained within such period, the Management Board shall use its best efforts to obtain unaudited annual accounts or annual accounts with any other declaration, together with a letter of the external auditor specifying the reasons for which no unqualified declaration can be provided; it being understood that such shall not release the Management Board from its obligation to provide to each Shareholder annual accounts to be accompanied by an unqualified declaration;

(e) each year prepare a Business Plan and a Budget no later than 75 (seventy five) days prior to the beginning of each financial year;

(f) keep each Shareholder fully informed as to all its financial and business affairs and in particular shall provide each Shareholder with full details of any actual or prospective material change in such affairs as soon as such details are available; and

(g) provide each Shareholder within 2 (two) weeks of receipt with copies of all reports and documents drawn up or designated by the external auditor, including in any case the management letter, to be provided with the annual accounts; and

(h) if the Management Board fails to prepare the documents mentioned under (b) and (c) and (d) above by the time specified in these clauses, each Shareholder shall be authorised to appoint an auditor to prepare the documents. The Company shall fully co-operate with the auditor in preparing the documents. The costs and expenses incurred in relation to the preparation and negotiation of these documents shall be borne by the Company.

Notwithstanding the foregoing, in addition to the information rights to which it is entitled pursuant to Article 8 of this Agreement, each MVM Partnership shall have the right, through its appointed Observer to the Supervisory Board, to:

(i) access at all reasonable times to the premises, books and records (and to inspect the properties and assets) of the Company and each of its subsidiaries, and
(ii) meet on a regular basis with senior management personnel of the Company and each of its subsidiaries upon reasonable advance notice to the Company, for the purpose of consulting with and advising and influencing management, obtaining information regarding the business and prospects of the Company and its subsidiaries and expressing its views thereon.

ARTICLE 9 - TRANSFER OF SHARES

9.1      Take-along

(a) If, before an IPO, any Shareholder (or Shareholders) proposes to transfer Shares to a proposed co-Shareholder or third party transferee, or to Persons connected with such transferee (each, or, if applicable, collectively: a "Transferee"), such that the Transferee would, after such proposed transfer hold 50% or more of the Shares of the Company (by a single or series of connected transactions) as a result of the sale and transfer of Shares by one or more Shareholders in connection with such transaction (the "Take-Over"), the selling Shareholder (or Shareholders) shall procure that the Transferee will make an offer to all the Shareholders to buy their Shares simultaneously at the highest price offered by the Transferee per Share and on the best terms and conditions as the Transferee has paid on any previous transfer.

(b) If, before an IPO, other than in case of a Take-Over, in which case Article 9.1(a) applies, any holder of Series A Shares ("Initiating A Shareholder") wishes to sell any of its Series A Shares in the Company to a Transferee, it must first obtain the consent of an Investor Majority. Provided consent is given, the Initiating A Shareholder shall be obligated to ensure that, upon the Investor Majority's request, each of the holders of the Series B Shares and the holders of the Series C Shares may sell their Shares in full or the same percentage of its entire shareholding in the Company as the Initiating A Shareholder is selling to such Transferee as well, at the same price per Share and on the same terms and conditions as the Initiating A Shareholder.

(c) If, before an IPO, other than in case of a Take-Over, in which case Article 9.1(a) applies, any holder of Series B Shares or Series C Shares ("Initiating B/C Shareholder") wishes to sell any of its Shares in the Company to a Transferee, the Initiating B/C Shareholder shall be obligated to ensure that upon the Investor Majority's request, each of the other holders of Series B Shares or Series C Shares may sell the same percentage of its entire shareholding in the Company as the initiating Shareholder is selling to such Transferee as well, at the same price per Share and on the same terms and conditions as the Initiating B/C Shareholder.

     For the avoidance of doubt, Articles 9.1 (a), (b) and (c) do not affect the obligation of the Initiating A Shareholder or the Initiating B/C Shareholder to first have offered the relevant Shares to the other
     Shareholders  in  accordance  with the  blocking  provisions  set  forth in
     Article 9.3.1 and 9.3.2 hereof and in the Articles of Association. Furthermore, the take-along right of any of the holders of the Series B Shares or Series C Shares is not affected by the fact that such Shareholder has not, or has only partly, made use of such offer. Finally, no transfer may be made if any of the selling Shareholders does not comply with the provisions set forth in Article 9.1 (a), (b), (c) and (d).

(d) If, before an IPO, a Shareholder wishes to transfer all or part of its Shares, it shall be obliged to impose on its successor in title the obligation to enter into this Agreement and to be bound to any and all provisions thereof if the successor is not already a party to this Agreement, and the Shareholders shall withhold their approval to any transfer unless:


     (i) any successor has signed a deed of adherence as mentioned in subparagraph (e) below, which may only be subject to the actual transfer of the Shares, and

     (ii) the same shall be specified in the notarial deed of transfer of the Shares, and each group of Shareholders which nominated a director of the Company shall procure that, to the extent legally possible, the directors nominated by it shall vote in accordance therewith. For the avoidance of doubt: the same shall be applicable to any subsequent transfer.

(e) All Parties agree in advance that by executing a deed of adherence, any successor in title becomes a party to this Agreement without any further act being required.

(f) If a Shareholder has transferred all of its Shares to a proposed co-Shareholder or a third party, it ceases to be a party to this Agreement, which shall remain in full force and effect between the other Parties thereto. This Agreement for that party shall remain in force and effect thereafter only in respect of any matters, covenants or conditions which shall not have been duly observed or performed prior thereto by that party and in respect of matters, covenants or conditions which by the terms of this Agreement will survive the termination thereof (including but not limited to Article 14) and the other parties shall be at liberty to enforce the same in accordance with the provisions of this Agreement.

9.2      Drag-along

If at any time before an IPO Shareholders owning at least 51% of the Shares ("Proposing Shareholders") elect to sell all of their Shares to a third party or a co-Shareholder, all remaining Shareholders will be required, upon written notice from the Proposing Shareholders, to sell all their Shares to such third party or co-Shareholder at the same price per Share and upon the same terms and conditions as the Proposing Shareholders.

For the avoidance of doubt, Shareholders selling pursuant to this Article 9.2 will not be first required to offer the relevant Shares in accordance with the blocking provisions of Article 9.3 and the Articles of Association.

9.3      Transfer of shares: blocking clause

9.3.1 If any holder of Series B Shares or Series C Shares wishes to sell any of its shares to a third party or a co-Shareholder, such Shares shall be offered at the same price per Share upon the same terms and conditions: first (i) to the holders of Series B Shares and Series C Shares in accordance with their pro-rata ownership, and (ii) (if any of such Shares are not taken up) to any of the holders of Series B Shares and Series C Shares who wish to take in excess of their pro-rata entitlement, and (iii) to the holders of Series A Shares in accordance with their pro-rata ownership ("Preferred Pre-emption").

9.3.2 If any holder of Series A Shares wishes to sell any of its Shares to a third party or a co-Shareholder, such Shares shall be offered at the same price per Share upon the same terms and conditions: first (i) to all the other existing Shareholders in accordance with their pro-rata ownership, then (ii) (if any of such Shares are not taken up) to any of the Shareholders who wish to take in excess of their pro-rata entitlement.

9.3.3 The pre-emptive right described in the Articles 9.3.1 and 9.3.2 shall not apply to transfers in relation to the IPO and any subsequent registered public offerings. In the case of a proposed capital increase in the Company, the Company will offer all such Shares as per the Preferred Pre-emption as described in this Article 9.3.2.

9.4      Permitted Transfers

In respect of any Shareholder which is an Investment Fund, any Investor or a Transferee pursuant to this Article or a nominee or a trustee or custodian for any of the foregoing (each: a "Transferor") may at any time transfer all or any of its shares to a related Transferee, without having to comply with the pre-emption provisions as described in Article 9.3, and each person holding shares as a result of any such permitted transfer shall also be an Investor for the purposes of these Articles and this Agreement.

For avoidance of doubt, the Parties agree that pursuant to this Article 9.4, Cazenove No.1 and Cazenove No.2 may, without having to comply with the pre-emption provisions as described in Article 9.3, transfer all or part of their Shares to Greenwood Nominees (Account CNEAF) Limited (a company organised under the laws of England and Wales, whose corporate seat is at 12 Tokenhouse Yard, London) and vice versa.

A related Transferee for the purposes hereof shall mean:
(i)  any member for the time being of the same Investor Group as the Transferor;

(ii) any body corporate controlled by the Transferor or another member of its Investor Group or which immediately following such transfer will be such a body corporate; and

(iii) any nominee, trustee or custodian for such fund and vice versa; or

(iv) any unit holder, shareholders, partner, participant, manager or adviser (or any employee of such manager or adviser) in any such fund; or

(v) any other Investment Fund or its trustee, nominee or custodian managed or advised by the same manager or adviser as any such fund; or

(vi) any person, company or fund whose business consists of holding securities for investment purposes.

When, after a permitted transfer pursuant to this Article 9.4, it is resolved that the entity (or entities) at that time holding (any) Shares in the Company, will be disposed of, sold, merged or in any other way the control over such entity (or entities) will no longer be with the (group of entities under direct control of the) original Shareholder (which for avoidance of doubt, means any Shareholder having used its right to transfer its interest in the Company as set forth in this Article 9.4), then, prior to such disposal, sale, merger or other way in which the control over the entity holding (any) Shares will end, the Shares in the Company will be re-transferred to the original Shareholder or any other entity which is under control of such original Shareholder, failing which, the shares held by such permitted Transferee will be deemed to have been offered to the other relevant Shareholder(s), in accordance with the provisions of
Article 9 of this Agreement.

In order to secure the interests of the other Shareholders, the Transferor undertakes to guarantee vis-a-vis the other Shareholders, as from the time of any permitted transfer, the due performance by the Transferee of all obligations it will have as a Shareholder under this Agreement, the Articles of Association and any related agreements regarding the Company which will be in force at that time, and to obligate the Transferee to guarantee to the other Shareholders that it will co-operate with a re-transfer as contemplated in this Article 9.4.

9.5      Anti-dilution provision

In the event of an issue of new Shares (including but not limited to issue of Shares or instruments convertible into shares of any class) or any other class of shares in the Company (the "New Shares")(but not including conversion of Series A Shares, Series B Shares or Series C Shares into Ordinary Shares), each of the Shareholders shall have such pre-emptive rights as contained in the Articles of Association and Article 9.3.2 of this Agreement. If the Company issues New Shares at a purchase price less than the amount per share contributed by the Series B Investors and the Series C Investors pursuant to this Agreement, additional Series B Shares and Series C Shares will be issued to the Series B Investors and the Series C Investors respectively by way of a bonus issue, so as to reduce the effect of such dilutive issuance on the Series B Shares and the Series C Shares on a full basis. Reference is made to Annex I to this Agreement, which contains a detailed example of how the amount of bonus shares should be calculated.

ARTICLE 10 - REGISTRATION RIGHTS

If, at any time after the earlier or (a) the Company's IPO or (b) 31 December 2004, the holders of at least 20% (twenty per cent) of the issued and outstanding Series B Shares and the Series C Shares request registration for at least 20% (twenty per cent) of the Ordinary Shares issued or issuable upon conversion of the Series B Shares and the Series C Shares then outstanding, the Company will use commercially reasonable efforts to cause such shares to be registered under the Securities Act 1933. The provisions of registration, secondary registration rights and piggy-back registration rights, as well as registration expenses and other registration provisions shall be covered in a separate registration rights agreement.

ARTICLE 11 - CONVERSION

The Series B Shares and the Series C Shares shall be automatically convertible into Ordinary Shares in accordance with this Article 11 and Article 4 of the Articles of Association at a conversion ratio of one to one in the event of (i) a Qualified IPO or (ii) upon the vote or the written consent of at least 80% (eighty per cent) of the Series B Shares and the Series C Shares then outstanding. Except for the issuance of Shares under the Company's Stock Option Plan, the conversion ratio will be proportionately adjusted for stock splits, stock dividends, combinations of stock, the issuance of warrants, or similar events. The Series A Shares shall convert automatically at a conversion ratio of one to one into Ordinary Shares in accordance with the Articles of Association in the event the Series B Shares and the Series C Shares convert.

ARTICLE 12 - EXPENSES

The Company will bear the legal and other reasonable expenses of Cazenove No.1, Cazenove No.2, EDB, UK Medical Ventures and MVM International with respect to the consummation of the transactions as contemplated by this Agreement after the signing of the term sheet related to this Agreement (the "Term Sheet") up to a maximum of EUR 85,000. Additional expenses will be borne by Cazenove No.1, Cazenove No.2, EDB, UK Medical Ventures and MVM International, each for their own expenses, and if this cannot be determined, proportionally to their participation in the Investment. The expenses will not include the expenses incurred as a result of due diligence investigations or the negotiating of the Term Sheet which will be borne by the Series B Investors and the Series C Investors, each for their own expenses. The Parties will use their best efforts to mitigate transaction expenses.

ARTICLE 13 - REPRESENTATIONS AND WARRANTIES

13.1     General Warranties

Each of the Parties, including the Company and the Management Board, hereto represents and warrants to the other Parties that:

(a) each Party except for Cazenove No.1, Cazenove No.2, Corporate Opportunities Fund, Corporate Opportunities Fund (Institutional), MVM International and UK Medical Ventures, is a company, and in case of the Shareholder mentioned under No. 10 on page 5 of this Agreement it is a university under the laws of The Netherlands, duly organised and validly existing under the laws of its incorporation, and has all requisite corporate power and authority to own its property and to conduct its business in the manner presently conducted;

(b) each Party has full power and authority (corporate or otherwise) to enter into, execute, deliver and carry out the terms of this Agreement and to incur the obligation provided for herein, all of which have been duly authorised by all proper and necessary corporate action and are not in violation of its articles of association or governing documents;

(c) except as specifically set forth in this Agreement, no consent, authorisation or approval of, filing with, notice to, or exemption by, any person or any governmental instrumentality is required to authorise or is required in connection with the execution, delivery and performance of this Agreement, or is required as a condition to the validity or enforceability of this Agreement;

(d) this Agreement is its legal and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganisation or other similar laws affecting the enforcement of the creditors' rights generally or by general principles of equity;

(e) the execution, delivery and carrying out by each Party of the terms of this Agreement will not constitute a default under, conflict with, or require any consent under (other than consents which have been obtained), any mortgage, indenture, contract, agreement, judgment, decree or order to which it is party or by which it or its assets is bound, which defaults, conflicts and consents, if not obtained, would have a material adverse effect on the rights or obligations of any of the Parties under this Agreement, or the ability of it to perform its obligations hereunder; and

(f) there is no litigation pending or, to the best of its knowledge, threatened to which any Party is a party and which affects the rights and obligations of the Parties under this Agreement.

13.2     Warranties to the New Investors

(a) Each Warrantor represents and warrants to the New Investors that at Completion and on the date of First Closing and except as fairly disclosed in the Disclosure Letter (attached hereto as Annex M):

         (i) each of the statements set out in Annex L is true and accurate;

         (ii) to the best of his knowledge, information and belief (without having made enquiry) no other Warrantor, in giving the representations and warranties, will be in breach of them;

(b) Each of the Warranties set out in the several paragraphs of Annex L is separate and independent and none of the Warranties shall be treated as qualified by any actual or constructive knowledge on the part of any of the New Investors or any of their respective representatives, officers, employees or advisers and no Warranty shall be limited if it is not referred to in the Warranties or the Disclosure Letter.

(c) Where any statement in this clause or in Annex L is qualified by the expression "so far as the Warrantor is aware" or "to the best of the Warrantor's knowledge, information and belief" or any similar expression, that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry.

13.3     Compensation

     In the event of a breach of any of the Representations and Warranties the New Investors shall have the right to submit to the Warrantors a Claim for Compensation. In that event, the Warrantors shall pay to the New Investors an amount necessary to compensate the New Investors' damages, which shall not include any consequential loss suffered directly by the New Investors.

13.4     Limitations to liability

         Notwithstanding the foregoing, unless in case of fraud, dishonesty or wilful concealment, the liability of each Warrantor in respect of the
         Warranties:
(i) shall not arise unless the amount of all Claims against the Warrantors in respect of the Warranties (or which would have been claimed but for the operation of this subclause) exceeds EUR 50,000, in which case the whole amount and not only the excess over that amount shall be recovered;
(ii) shall for the Company not exceed a total amount equal to EUR 9,350,000 as from the date of First Closing but before the date of Second Closing, and shall for the Company not exceed a total amount of EUR 17,000,000 (being the investment amount of the Tranche 1 Series C Shares invested by the New Investors, EUR 9,350,000 plus EUR 7,650,000, being the investment amount of the Tranche 2 Series C Shares invested by the New Investors) as from the date of Second Closing;
(iii)shall for the Managers not exceed the amount equal to 75% of 6 months gross salary (these amounts being for Ian Maxwell NLG 167,523, for Graeme Purdy NLG 96,563 and for Rene de Witte NLG 116,588);

(iv) in determining  the  Compensation  or whether the threshold  referred to in
     Article 13.4 (i) hereof has been reached, the following factors shall be taken into account: (a) any tax refund actually received by the Company and any reduction in tax actually payable by the Company, to the extent that such refund or reduction is directly attributable to the facts giving rise to the Claim; and/or (b) any amount actually received by the Company under any insurance policy or from any third party, to the extent that such amount is directly attributable to the facts giving rise to the Claim; and
(v) shall terminate two months after the audited accounts for year ended 31 December 2002 have been circulated to the Investors.

ARTICLE 14 - CONFIDENTIALITY

Each of the Parties agrees to keep secret and confidential and not to use, disclose or divulge to any third party or to enable or cause any person to become aware of (except for the purpose of the Business) any confidential information relating to this Agreement and to the Company including but not limited to intellectual property (whether owned or licensed by the Company), lists of customers, reports, notes, memoranda and all other documentary records pertaining to the Company, or its business affairs, finances, suppliers, customers or contractual or other arrangements but excluding any information which is in the public domain (otherwise than through the wrongful disclosure of any party, and any of their successors and predecessors) or which they are required to disclose by law and by the rules of any regulatory body to which the relevant party is subject. For the avoidance of doubt, Cazenove No.1 and Cazenove No.2 may give any confidential information given to them to the partners of the partnership and this will not constitute a breach of this
Article 14, provided that such partners have agreed in writing to be bound to the confidentiality obligations of this Article 14.

The Parties agree that the prior written consent of the relevant Series C Investor will be required for any public announcement regarding the Company in which the name (these names for avoidance of doubt being "Cazenove", "EDB", "Singapore Economic Development Board" or "MVM") of any such Series C Investor is used.

ARTICLE 15 - SECURITIES ACT

The Shares in the share capital of Avantium International B.V. to be offered and purchased pursuant to this Agreement are only offered, sold, transferred or delivered to individuals or legal entities who or which trade or invest in securities in the conduct of business or a profession - such as banks, brokers, dealers, institutional investors and multinationals with a treasury department - in accordance with Article 2 of The Netherlands Exemption Regulation to the Act on the Supervision on Securities Transactions 1995 ("Vrijstellingsregeling Wet toezicht effectenverkeer 1995"). Any offer materials have been sent to the Security Board of The Netherlands ("Stichting Toezicht Effectenverkeer").

ARTICLE 16 - MISCELLANEOUS

16.1     Further action

If at any time after Closing any further action is necessary or desirable in order to implement this Agreement, the directors or other representatives of each Party shall execute and deliver any further documents and take all such necessary action as may reasonably be requested from any of them.

16.2     Amendment

An amendment to this Agreement shall have force or effect when it is in writing and signed by such amount of Shareholders representing at least 95% of the votes of each class of Shares which may be validly cast on all issued and paid up Shares.

16.3     Costs

Except as provided otherwise herein, each Party shall bear its own costs in connection with the preparation, negotiation and signing of this Agreement.

16.4     No implied waiver

         (a) Nothing shall be construed as a waiver under this Agreement unless a document to that effect has been signed by the Parties or notice to that effect has been given.

         (b) The failure of a Party to exercise any right under this Agreement (which shall include the granting by a Party to either (any) of the other Parties of an extension of time in which to perform its obligations under any provision hereof) shall not be deemed to constitute a waiver of the right to exercise any such right in the future.

16.5     No rescission

To the extent permitted by law, the Parties hereby waive their rights under Articles 6:265 to 6:272 inclusive of the Civil Code to (partly) rescind ("ontbinden"), or demand in legal proceedings the (partly) rescission ("ontbinding") of, this Agreement.

16.6     Severability

If any provision of this Agreement shall be held by any court of competent jurisdiction or arbitral tribunal to be illegal, void or unenforceable, such provision shall (i) be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement and (ii) the Parties shall commit themselves to replace the non-binding and/or non-enforceable provisions by provisions that are binding and enforceable and differ as little as possible - taking into account the object and purpose of this Agreement - from the non-binding and/or non-enforceable provisions.

16.7     Notice

16.7.1 Any notice or other communication under or in connection with this Agreement shall be in writing and may be sent by facsimile, by courier, or by registered mail and shall be effective when received, and in any event no later than:

          (a) when sent by courier service 3 (three) Business Days after dispatch,

          (b) when sent by registered mail 3 (three) Business Days after dispatch,

          (c) when sent by facsimile 8 (eight) hours after transmission of such facsimile communication has been completed and a positive transmission report is produced by the transmitting machine (provided further that if the date of dispatch is not a Business Day in the country of the addressee it shall be effective at the opening of business on the next such Business Day).

16.7.2 For the purposes hereof, the addresses of the Parties shall be as specified below:

         Akzo Nobel Chemicals B.V.
         Address                   Velperweg 76
                                   6800 SB Arnhem
                                   The Netherlands
         Fax number                00 31 (0) 26 366 45 49
         Attn                      W.F. Verhelst

         B.V. Licht en Kracht Maatschappij
         Address                   Carel van Bylandtlaan 30
                                   2596 HR Den Haag
                                   The Netherlands
         Fax number                00 31 (0) 70 377 87 45
         Attn                      Legal Counsel

         W.R. Grace & Co.
         Address                   7500 Grace Drive
                                    Columbia, Maryland 21044, USA
         Fax number                00 1 410 531 43 67
         Attn                      Legal Counsel

         SmithKline Beecham Plc./Corp.
         Address                   One Franklin Plaza
                                   P.O. Box 7292
                                   Philidelphia, PA 19101-7929, USA
         Fax number                00 1 215 75 132 33
         Attn                      Legal Counsel

         Pfizer International Holdings Limited
         Address                    La Touche House, International Financial
                                    Services Centre
                                    Dublin 1, Ireland
         Fax number                00 1 212 573 07 68
         Attn                      General Counsel

         The Generics Group A.G.
         Address                   Bodmerstrasse 7
                                   CH-8002, Zurich
                                   Switzerland
         Fax number                00 44 1223 875 200
         Attn                      Martin Frost and Gordon Edge
         With copy to              Group Legal advisor
         Fax number                00 44 1223 875 209

         Alpinvest Holding N.V.
         Address                   Jachthavenweg 118
                                   1081 KJ Amsterdam
                                   The Netherlands
         Fax number                00 31 20 540 75 06
         Attn                      Ronalda Verdoes
         With copy to              E.M.J. Thyssen
         Address                   Jachthavenweg 118
                                   1081 KJ Amsterdam
                                   The Netherlands
         Fax number                00 31 20 540 75 00

         S.R. One Limited
         Addres                    One Franklin Plaza, 200 North 16th street
                                   Philadalphia, Pennsylvania, 19102
                                   United States of America
         Fax number                00 1 610 567 10 39
         Attn                      Legal Counsel

         GSE Systems Inc.
         Address                   9189 Red Branch Road
                                   Columbia, 21045 Maryland
                                   United States of America
         Fax number                00 1 (410) 772 35 99
         Attn                      Corporate Counsel

         Technische Universiteit Delft
         Address                   Julianalaan 134
                                   2628 BL Delft
         Fax number                00 31 (0)15 278 77 49
         Attn                      J. Krul, L.L.M.
         With copy to              M. van der Voorst MBA
         Address                   Julianalaan 134
                                   2628 BL Delft
         Fax number                00 31 (0)15 278 94 14

         Technische Universiteit Eindhoven Holding B.V.
         Address                   Den Dolech 2  HG 1.03
                                   5612 AZ Eindhoven
                                   The Netherlands
         Fax number                00 31 118 693 227
         Attn                      B.D. Hiddinga

         Holding Technolpolis Twente B.V.
         Address                   Dienerlolaan 5
                                   7522 NB Enschede
                                   The Netherlands
         Fax number                00 31 (0)53 489 20 00
         Attn                      Hugo Barbas

         Eastman Chemical B.V.
         Address                   Tobias Asserlaan 5
                                   2517 KC The Hague
                                   The Netherlands
         Fax number                00 31 (0)70 370 17 06
         Attn                      G.A.F.E. Motte

         Corporate Opportunities Fund, L.P.
         Address                   Corporation Trust Center
                                   1209 Orange Street
                                   Wilmington, Delaware, 19801
                                   United States of America
         Fax number                00 1 212 593 61 50
         Attn                      James C. Gale
                                   C/o Sanders Morris Harris
                                   126 E. 56th Street, 24th floor
                                   New York, NY 10022

         Corporate Opportunities Fund (Institutional), L.P.
         Address                   Corporation Trust Center
                                   1209 Orange Street
                                   Wilmington, Delaware, 19801
                                   United States of America
         Fax number                00 1 212 593 61 50
         Attn                      James C. Gale
                                   C/o Sanders Morris Harris
                                   126 E. 56th Street, 24th floor
                                   New York, NY 10022

         Cazenove New Europe Access Fund No.1 Limited Partnership
         Address                   12 Tokenhouse Yard
                                   London
         Fax number                00 44 (0) 20 78 25 9887
         Attn                      Tod Bensen
         With copy to              Catrina Holme
         Address                   12 Tokenhouse Yard
                                   London
         Fax number                00 44 (0) 20 78 25 9887

         Cazenove New Europe Access Fund No.2 Limited Partnership
         Address                   12 Tokenhouse Yard
                                   London
         Fax number                00 44 (0) 20 78 25 9887
         Attn                      Tod Bensen
         With copy to              Catrina Holme
         Address                   12 Tokenhouse Yard
                                   London
         Fax number                00 44 (0) 20 78 25 9887

         EDB Ventures Pte Ltd
         Address                   250 North Bridge Road,
                                   #27-04 Raffles City Tower
                                   Singapore 179101
         Fax number                00 65 336 25 03
         Attn                      General Manager
         With copy to              EDB Ventures Pte Ltd.
         Address                   250 North Bridge Road,
                                   #27-04 Raffles City Tower
                                   Singapore 179101
         Fax number                00 65 336 25 03
         Attn                      Ms Nancy Wang;
                                   Mr Kum Mun Lock; and
                                   Company Secretary

         MVM International Life Sciences No 1 Limited Partnership
         Address                   6 Henrietta Street
                                   London WC2E 8PU
         Fax number                00 44 (0) 207 557 75 01
         Attn                      C. Paul Triniman
         With copy to              Stephen Reeders
         Fax number                00 44 (0) 207 557 75 01

         UK Medical Ventures Fund No 1 Limited Partnership
         Address                   6 Henrietta Street
                                   London WC2E 8PU
         Fax number                00 44 (0) 207 557 75 01
         Attn                      C. Paul Triniman
         With copy to              Stephen Reeders
         Fax number                00 44 (0) 207 557 75 01

         Avantium International B.V.
         Address                   Zekeringstraat 29
                                   1014 BV Amsterdam
                                   The Netherlands
         Fax number                00 31 (0)20 586 80 85
         Attn                      Legal counsel

         or at such other address as the Party to be given notice may have notified to the other Parties from time to time in accordance with this Article as its address for receiving notices.

16.7.3 The provisions of this Article shall not apply in relation to the service of documents for the purpose of litigation.

16.8     Assignment or Encumbrance

No Party may assign this Agreement ("contractsoverneming") or assign or Encumber any of its rights thereunder without the prior written consent of the other Parties.

In the event that any other limited partnership managed by MVM Limited ("Additional Partnerships"), becomes a Shareholder in the Company, each such Additional Partnership shall at the request of MVM Limited become a party to this Agreement as a Shareholder and an MVM Partnership by the execution of an agreement supplemental hereto.

16.9     Termination

All parties to this Agreement hereby waive their right to terminate this Agreement or to seek dissolution of this Agreement. This Agreement is entered into for an indefinite period but shall terminate automatically (i) vis-a-vis all parties hereto upon IPO and (ii) vis-a-vis the relevant Shareholder ceasing to be a shareholder in the Company, both except for those provisions of this Agreement which pursuant to their extent and nature are meant to remain in effect after termination of this Agreement.

A Shareholder shall be obliged to irrevocably offer to sell and transfer all its Shares in the Company, in accordance with the transfer restrictions contained in the Articles of Association and this Agreement, within one month after occurrence of one or more of the following events:

(a) such Shareholder commits any material breach of any of the provisions of this Agreement and/or the articles of association of the Company (or its subsidiaries) and, in case of a breach capable of remedy, it fails to remedy the same within 30 business days of the receipt of a written notice by other Shareholder(s), giving particulars of the breach and requiring it to be remedied;

(b) such Shareholder makes a voluntary arrangement with all or a substantial part of its creditors or becomes subject to an administrative order to that effect, or is granted suspension of payment (surseance van betaling);

(c) such Shareholder goes into bankruptcy or liquidation (except for the purpose of amalgamation or reorganisation, or except in such manner that the company resulting therefrom effectively agrees to be bound by or assumes the obligations imposed on such Shareholder of this Agreement and is acceptable to the other Shareholders);

16.10    Miscellaneous

The Company will use all reasonable endeavours to realise, as soon as practicable after First Closing, sufficient coverage on its Directors' and Officers' liability insurance and to maintain sufficient coverage henceforth.

16.11    Governing law

This Agreement shall be governed by and construed in accordance with the laws of The Netherlands.

16.12    Disputes

The Parties agree to pursue the settlement of any dispute in connection with this Agreement or any Agreement resulting therefrom through mediation, conducted in the English language, in accordance with the rules of The Netherlands Mediation Institute ("Stichting Nederlands Mediation Instituut") in Rotterdam. In the event that the dispute cannot be settled through mediation, or in the event that a dispute arises from a settlement which has been reached through mediation (unless such settlement provides otherwise), this dispute shall finally be submitted to arbitration in accordance with the arbitration rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut) as at present in force, to be conducted in the English language at Amsterdam with a tribunal of three arbitrators in accordance with the rules of law.


This Agreement has been signed in [_] counterparts, each of equal tenor and validity, on 22 January 2002.

Akzo Nobel Chemicals B.V.                     B.V. Licht en Kracht Maatschappij



-----------------------                            ----------------------
By:                                                  By:
Title:                                               Title:


W.R. Grace & Co.                                   GlaxoSmithKline



-----------------------                            ----------------------
By:                                                  By:
Title:                                               Title:


Pfizer International Holdings Limited              The Generics Group A.G.



-----------------------                            ----------------------
By:                                                  By:
Title:                                               Title:


Alpinvest Holding N.V.                             S.R. One Limited



-----------------------                            ----------------------
By:                                                  By:
Title:                                               Title:



GSE Systems Inc.                                   Technische Universiteit Delft



-----------------------                            ----------------------
By:                                                  By:
Title:                                               Title:

Technische Universiteit Eindhoven                Holding Technopolis Twente B.V.
Holding B.V.


-----------------------                            ----------------------
By:                                                  By:
Title:                                               Title:


Eastman Chemical B.V.


----------------------
By:
Title:

Corporate Opportunities Fund, L.P.                 Corporate Opportunities Fund
                                                   (Institutional), L.P.

-----------------------                            ----------------------
By:                                                  By:
Title:                                               Title:


Sanders Morris Harris                            Cazenove New Europe Access Fund
                                                  No.1 Limited Partnership,
                                                  acting by its general
                                                  partner, Cazenove New Europe
                                                  (GP) Ltd.


-----------------------                            ----------------------
By:                                                 By:
Title:                                              Title:

Cazenove New Europe Access Fund                    EDB Ventures Pte Ltd
No.2 Limited Partnership, acting by
its general partner, Cazenove New
Europe (GP) Ltd.


-----------------------                            ----------------------
By:                                                  By:
Title:                                               Title:


UK Medical Ventures Fund                    MVM International Life Sciences No 1
No 1 Limited Partnership,                   Limited Partnership, acting by its
acting by its Fund Manager,                 Fund Manager, MVM Limited
MVM Limited


-----------------------                            -----------------------
By:                                                By:
Title:                                             Title:



Avantium International B.V.



-----------------------
By:
Title:



Mr Ian Maxwell                            Ms Maxwell (pursuant to Article 1:88
                                          Dutch Civil Code)

-----------------------                            -----------------------






Mr Graeme Purdy                            Ms Purdy (pursuant to Article 1:88
                                           Dutch Civil Code)

-----------------------                            -----------------------


Mr Rene de Witte


-----------------------

EXHIBIT I

LIST OF DEFINED TERMS AND EXPRESSIONS


The following defined terms and expressions are used in this Agreement.

Agreement                         this subscription and shareholders' agreement,
                                  including the recitals

Annex                             any annex to this Agreement

Articles of Association           the amended articles of association
                                  ("statuten") of the Company, attached in draft form as Annex E to this Agreement

Budget at any time, the then effective financial year operating and capital budget forthe Company prepared, approved or amended in the manner contemplated by Article 8 (e)

Business has the meaning ascribed to it in the recitals of the Agreement

Business Day                      a day on which banks and foreign exchange
                                  markets are open in The Netherlands

Business Plan                     at any time, the then effective business plan
                                  for the Company prepared and
                                  approved in the manner contemplated by
                                  Article 8 (e)

Claim means any claim for payment made by the New Investors pursuant to Article 13 of this Agreement

Company                           Avantium International B.V.

Compensation                      means any amount to be paid to the New
                                  nvestors under a Claim pursuant to Article
                                  13.3 hereof

Completion                        shall mean 22 January 2002 or such other date
                                  as the Parties hereto may agree

Convertible Loan Agreement        the convertible loan agreement dated 22 March
                                  2001 and the supplemental agreementthereto dated 31 May 2001 between the Company,
                                  Alpinvest Holding N.V., S.R. One Limited, the
                                  Generics Group A.G., Eastman Chemicals B.V.,
                                  Corporate Opportunities Fund, L.P., and
                                  Corporate Opportunities Fund (Institutional),
                                  L.P., and as extended by extension letter of 18 December 2001, signed by all parties thereto

Exhibit                           any exhibit to this Agreement

Financial Investors               means Generics (as the Generics Group A.G.
                                  and Inter Ikea Finance S.A.), S.R. One
                                  Limited, GSE Systems Inc., Alpinvest
                                  Holding N.V., Eastman Chemical B.V. and
                                  Sanders Morris Harris (as Corporate
                                  Opportunities Fund, L.P. and Corporate
                                  Opportunities Fund (Institutional), L.P.)

First                             Closing shall mean the
                                  first Business Day after obtaining the
                                  statement of no objection from the Dutch
                                  Ministry of Justice with respect to the
                                  Articles of Association

First Round Shareholders
Agreement                         has the meaning ascribed thereto in the
                                  recitals of the Agreement

General Meeting                   the general meeting of shareholders of the
                                  Company as described in the Articles of
                                  Association

Initiating A Shareholder          has the meaning ascribed to in Article 9.1.b

Initiating B/C Shareholder        has the meaning ascribed to in Article 9.1.c

Investment                        has the meaning ascribed to it in the
                                  recitals of the Agreement

Investment                        Fund  means any person (other than a natural
                                  person), company, trust, limited partnership or fund holdingshares for investment purposes

Investor Group means in relation to any person, such person and each corporatebody, partnership, fund, trust or person that is related by way of ownership, common trusteeship, nomineeship, custodianship or management to such person

Investor Majority                  has the meaning ascribed to in Article 5.3

IPO means an initial public offering and admission tolisting of all or any portion of the Shares(of any kind) or depository receipts of Shares in the capital of the Company

Joint B and C Meeting             meeting of the holders of Series B Shares and
                                  holders of Series C Shares

Liquidation Event                 means a Take-Over or a sale of substantially
                                  all of the assets of the Company, a
                                  merger, the liquidation or winding up of the Company

Management Board                  the management board of the Company

MVM                               Partnership shall mean
                                  UK Medical Ventures Fund No 1 Limited
                                  Partnership and MVM International Life
                                  Sciences No 1 Limited Partnership, as well as any other limited partnership managed by MVM Limited which becomes a party to this Agreement

New                               Investors  means
                                  Cazenove (as Cazenove New Europe Access Fund
                                  No.1 Limited Partnership and Cazenove New
                                  Europe Access Fund No.2 Limited Partnership), EDB Ventures Pte Ltd and MVM Limited (as UK Medical Ventures Fund No 1 Limited Partnership and MVM International Life Sciences No 1 Limited Partnership)

Observer                          has the meaning ascribed to it in Article 6.3

Ordinary Shares                   all of the issued and outstanding ordinary
                                  shares in the capital of the Company

Parties                           the parties to this Agreement

Person any natural person, incorporated or unincorporated body, including an association and a partnership

Preferred Shares                  All of the Series A Shares, the Series B
                                  Shares and the Series C Shares

Proposing Shareholders            has the meaning ascribed to it in Article 9.2

Qualified                         IPO  means an IPO at a price per share which
                                  is greater than 300% of
                                  the original subscription amount of a Series
                                  C Share (being EUR 3) and in which the gross proceeds received by the Company is not less than EUR 35,000,000

Remuneration Committee            has the meaning ascribed to it in Article 6.4
                                  of this Agreement

Representations
and Warranties                    means the representations and warranties set
                                  out in Annex L to this Agreement

Second Closing                    has the meaning ascribed to it in Article 4.5

Securities Act 1933               the US Securities Act of 1933

Series A Investors                has the meaning as ascribed thereto in
                                  Article 1.1

Series A Shares shall mean the convertible preferred shares of class A inthe capital of the Company with a nominal value of EUR 1 each, with the rights set forth in the Articles of Association and in this Agreement

Series                            B Shares shall mean the
                                  convertible preferred shares of class B in the capital of the Company with a nominal value of EUR 1 each, with the rights set forth in the Articles of Association and in this Agreement

Series B Investor Shares          has the meaning ascribed thereto in
                                  Article

Series B Investors                has the meaning as ascribed thereto in
                                   Article 1.1

Series                            C Shares shall mean the
                                  convertible preferred shares of class C in the capital of the Company with a nominal value of EUR 1 each, with the rights set forth in the Articles of Association and in this Agreement

Series C Investors                has the meaning as ascribed thereto in
                                  Article 1.1

Shareholders                      shall mean all of the holders of the Shares
                                  of the Company

Shares                            all of the issued and outstanding Ordinary
                                  Shares and Preferred Shares

Stock Option Plan                 the stock option plan adopted by the Company
                                  on 24 February 2000, attached hereto
                                  as Annex K

Strategic Investors               means Akzo Nobel Chemicals B.V., Shell
                                  Chemicals (as BV Licht en Kracht
                                  Maatschappij), W.R. Grace & Co.,
                                  GlaxoSmithKline (as SmithKline Beecham
                                  Plc./Corp.), Pfizer International Holdings
                                  Limited and GSE Systems Inc.

Supervisory Board                 means the supervisory board of the Company

Take-Over                         has the meaning ascribed to it in
                                  Article 9.1.a

Term Sheet                        has the meaning ascribed to it in Article 12

Tranche 1 Series C Shares         has the meaning ascribed to it in Article 2.2

Tranche 2 Series C Shares         has the meaning ascribed to it in Article 2.2

Transferee                        has the meaning ascribed to it in Article 9.1

Transferor                        has the meaning ascribed to it in Article 9.4

University Investors              means the Technische Universiteit Delft,
                                  Technische Universiteit Eindhoven
                                  Holding B.V. and Holding Technopolis Twente

Warrantors                        means the Company, Mr Ian Maxwell, Mr Graeme
                                  Purdy and Mr Rene de Witte